Exhibit 99(a)



                  GRAHAM-FIELD HEALTH PRODUCTS, INC.
                         400 Rabro Drive East
                       Hauppauge, New York 11788
                            (516) 582-5900

FOR IMMEDIATE RELEASE                 Contacts:  Richard S. Kolodny
                                                 Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.               General Counsel

400 RABRO DRIVE EAST                             Gary M. Jacobs
                                                 Vice President, Finance
HAUPPAUGE, NEW YORK  11788                       Chief Financial Officer

                                                 (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                        SIGNS MERGER AGREEMENT TO ACQUIRE
                      EVEREST & JENNINGS INTERNATIONAL LTD.
                     AND ADOPTS NEW STOCKHOLDER RIGHTS PLAN

HAUPPAUGE, NEW YORK, September 3, 1996 -- Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, announced today that it has entered into an Agreement and Plan of Merger with Everest & Jennings International Ltd. and its majority stockholder, BIL (Far East Holdings) Limited, providing for the acquisition of Everest & Jennings by Graham-Field. Graham-Field has received a fairness opinion from Jefferies & Company to the effect that the consideration to be paid by Graham-Field pursuant to the Merger Agreement is fair to its stockholders from a financial point of view. The terms of the acquisition are the same as those reflected in the announcement dated August 14, 1996.

As a result of the merger, Everest & Jennings will become a wholly-owned subsidiary of Graham-Field. In the merger, the stockholders of Everest & Jennings will receive one share of Graham-Field common stock for each 2.857 shares of the common stock of Everest & Jennings, which is subject to reduction to the extent necessary so that the value of Graham-Field common stock into which each share of Everest & Jennings common stock is converted will not exceed $5.50. There are currently 7,196,565 shares of Everest & Jennings common stock outstanding.

In connection with the merger, BIL will purchase for cash up to 1.9 million additional shares of Graham-Field common stock, valued at the greater of $13 per share or the average market price of the common stock of Graham-Field for the 10 consecutive trading days prior to the closing date, the proceeds of which will be used by Graham-Field to repay all debt of Everest & Jennings in the approximate amount of $25 million to Hong Kong and Shanghai Banking Corporation Limited. In addition, Graham-Field will issue to BIL up to $61 million of a new Series B Cumulative Convertible Preferred Stock in exchange for

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indebtedness of Everest & Jennings owing to BIL and shares of Everest & Jennings preferred stock owned by BIL. As part of the transaction, BIL will also purchase for cash $10 million of a new Series C Cumulative Convertible Preferred Stock, the proceeds of which will be available to Graham-Field for general corporate purposes. Finally, certain indebtedness in the amount of $4 million owing by Graham-Field to BIL will be exchanged for a $4 million unsecured subordinated promissory note of Graham-Field which will mature on April 1, 2001 and will bear interest at the effective rate of 7.7% per annum.

The Series B Preferred Stock and the Series C Preferred Stock to be issued by Graham-Field to BIL will be entitled to a dividend at the rate of 1.5% per year, payable at the option of Graham-Field either in cash or in shares of its common stock. In addition, the shares of Series B and Series C Preferred Stock will vote on an as-converted basis, as a single class together with the common stock, on all matters submitted to a vote of the stockholders of Graham-Field. The Series B Preferred Stock will not be redeemable and will be convertible into shares of Graham-Field common stock (x) at the option of the holder, at a conversion price of $20 per share, (y) at the option of Graham-Field, at a conversion price equal to the then current trading price (but not less than $15.50 or more than $20 per share), and (z) automatically on the fifth anniversary of the date of issuance at a conversion price of $15.50 per share, in each case subject to customary antidilution adjustments. The Series C Preferred Stock will be subject to redemption as a whole at Graham-Field's option on the fifth anniversary of the date of issuance at stated value and, to the extent not so redeemed, will automatically convert on the fifth anniversary of the date of issuance at a conversion price of $20 per share, subject to customary antidilution adjustments.

As a result of the merger, BIL will own shares of common and preferred stock of Graham-Field representing approximately 34% of the voting power of all outstanding shares of Graham-Field stock. Simultaneous with the signing of the Merger Agreement, Graham-Field and BIL entered into a Stockholder Agreement pursuant to which BIL has agreed to vote all of its Everest & Jennings shares in favor of the merger. In the Stockholder Agreement, BIL also has agreed to grant Graham-Field a right of refusal with respect to certain sales of Graham-Field stock, to indemnify Graham-Field against certain existing actions and proceedings to which Everest & Jennings is a party and, so long as BIL owns Graham-Field stock representing at least 5% of the voting power of the outstanding shares, not to acquire additional shares without the consent of Graham-Field's Board of Directors (which consent will not be unreasonably withheld), seek to acquire ownership of Graham-Field, engage in any solicitation of proxies with respect to Graham-Field or otherwise seek to propose or

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acquire control of the Board of Directors. Pursuant to the Stockholder
Agreement, BIL will have the right to designate two members of Graham-Field's Board of Directors, subject to reduction if BIL reduces its ownership of Graham-Field stock. BIL also will have the right to participate on a pro rata basis in certain future stock issuances by Graham-Field. The Stockholder Agreement will automatically terminate upon a change of control of Graham-Field or its Board of Directors. In addition, Graham-Field has granted certain registration rights to BIL with respect to its Graham-Field shares.

The closing of the transaction is subject to customary conditions, including approval by the stockholders of both Graham-Field and Everest & Jennings and the receipt of all necessary governmental and regulatory approvals. Both companies expect to mail a joint proxy statement/prospectus to their stockholders following Securities and Exchange Commission clearance and hold special stockholders meetings to approve the transaction later this year.

The strategic combination of Graham-Field and Everest & Jennings will position the company as a significant force in the healthcare industry, and provide Graham-Field with a world-class manufacturing operation for the wheelchair product line. The merger will unite Everest & Jennings' manufacturing operations and rehabilitation product lines with Graham-Field's distribution network and advanced technology systems, to provide penetration in both the homecare and rehabilitation markets with a greater level of service and efficiency, as well as a broader portfolio of products. The revenues of the combined entity will be approximately $200 million, of which approximately 50% will represent self-manufactured products, positioning Graham-Field as one of the leading manufacturers of durable medical products in the United States. The Everest & Jennings name, a symbol of quality for more than 50 years, will permit Graham-Field to introduce its Temco home healthcare product line, as well as its other self-manufactured product lines, into the rehabilitation marketplace, a virtually untapped marketplace for Graham-Field in the past.

Separately, Graham-Field announced that it has called for redemption of the preferred stock purchase rights currently outstanding under its Stockholder Rights Plan and that it has established a successor Stockholder Rights Plan. The redemption of the existing rights will be effected, and new rights will be distributed as a dividend of one right for each share of Graham-Field common stock outstanding, with a record date of September 17, 1996. Information concerning the new Stockholder Rights Plan and checks for the redemption price ($.0001 per right) of the old rights will be sent to stockholders on or about September 17, 1996. The new Stockholder Rights Plan is intended to enhance the protections provided by the existing Stockholder Rights Plan in deterring coercive takeover tactics and

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strengthening Graham-Field's ability to deal with an unsolicited takeover proposal.

The new rights will expire in September 2006. Each new right will entitle the holder to buy one one-hundredth of a newly-issued share of preferred stock at an exercise price of $35. The rights will become exercisable at such time as any person or group acquires more than 15% of the outstanding shares of voting stock of Graham-Field or within 10 days following the commencement of a tender offer that will result in any person or group owning such percentage of the outstanding voting shares. Upon any person or group acquiring 15% of the outstanding shares of voting stock, each right will entitle its holder to buy shares of Graham-Field common stock (or of the stock of the acquiring company if it is the surviving entity in a business combination) having a market value equal to twice the exercise price of each right. The rights will be redeemable at any time prior to their becoming exercisable. The new Stockholder Rights Plan exempts the merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, and provides that BIL's acquisition of Graham-Field shares will not cause the rights to become exercisable unless BIL acquires shares other than in accordance with the Merger Agreement and the Stockholder Agreement.

Graham-Field also announced that its Board has proposed several amendments to Graham-Field's charter which will be voted on at the upcoming special meeting of stockholders. The proposed amendments include an increase in the authorized common stock to 60 million shares and the elimination of stockholders' ability to take action by written consent in lieu of an actual stockholders meeting. At the special meeting, the stockholders also will be asked to approve an increase in the number of shares available for the granting of options under Graham-Field's Incentive Program by 900,000. This will accommodate the conversion of options currently held by Everest & Jennings employees into options to purchase Graham-Field common stock.

                             *     *     *

Graham-Field manufacturers, markets and distributes more than 23,000 healthcare products for hospital, physician and home use to approximately 15,000 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.